As filed with the Securities and Exchange Commission on September 26, 2005
Registration No. 333-128590

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Colorado	33-0756798
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13000 Danielson Street, Suite J, Poway, CA 92064
(Address of Principal Executive Offices) (Zip Code)

Amended 2005 Stock Incentive Plan
(Full title of the plan)

Mr. Allan G Ligi, 13000 Danielson Street, Suite J, Poway, CA 92064, (858) 679-8027
(Name, address and telephone number of agent for service)

(858) 679-8027
(Telephone, including area code, of agent for service)
_____________________

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common stock, $0.001 par value, to be issued pursuant to the 2005 Stock Incentive Plan of VOS International, Inc.	1,000,000 shares (4)	$0.18	$1,800,000	$228.06

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on September 15, 2005, as reported in the over-the-counter market.

(3)	The registration fee was paid at the time of the filing of the registration statement on September 26, 2005.

(4)	The registration statement filed on September 26, 2005 on Form S-8 registered 10,000,000 shares. On October 13, 2005, we amended the plan to reduce the number of shares to 1,000,000.

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Note:	Registrant is filing this amended Registration Statement on Form S-8 to reduce the number of share registered from 10,000,000 shares to 1,000,000 shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.    Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2004.

3.	The description of our common stock, $0.001 par value, contained in our registration statement on Form 10-SB filed with the Commission on August 26, 1999.

4.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number: 13000 Danielson Street, Suite J, Poway, CA 92064, (858) 679-8027.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

In such legally permissible instances, the Baum Law Firm and certain affiliates of The Baum Law Firm may be issued shares of our common stock pursuant to this offering.

Item 6. Indemnification of Directors and Officers.

Colorado StatutesStatute text

7-109-102. Authority to indemnify directors.

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a) The person conducted himself or herself in good faith; and

(b) The person reasonably believed:

(I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

(II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4) A corporation may not indemnify a director under this section:

(a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.History

7-109-103. Mandatory indemnification of directors.Statute text

Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104. Advance of expenses to directors.Statute text

(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

(b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105. Court-ordered indemnification of directors.Statute text

(1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106. Determination and authorization of indemnification of directors.Statute text

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

(a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107. Indemnification of officers, employees, fiduciaries, and agents.Statute text

(1) Unless otherwise provided in the articles of incorporation:

(a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-109. Limitation of indemnification of directors.Statute text

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholders of indemnification of director.Statute text

If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Charter Documents

Articles of Incorporation

Our Amended and Restated Articles of Incorporation include the following:

ARTICLE VIII

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Colorado now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE IX

To the fullest extent permitted by Colorado statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

Bylaws

Our Bylaws provide for the indemnification of our directors and officers under certain circumstances as follows:

ARTICLE 5

INDEMNIFICATION

5.1    Definitions.For purposes of this Article 5, "agent" means any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a domestic or foreign corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorneys' fees and any other expenses of establishing a right to indemnification under Section 5.4 or 5.5.

5.2    Actions Generally -- Standard of Conduct.The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation, or that the person had reasonable cause to believe that the person's conduct was unlawful.

5.3    Actions by or in the Right of the Corporation -- Standard of Conduct.The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders.

No indemnification shall be made under this Section 5.3 for any of the following:

    5.3.1    In respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person's duty to the Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

    5.3.2    Of amounts paid in settling or otherwise disposing of a pending action without court approval.

    5.3.3    Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

5.4    Successful Defense on the Merits -- Indemnification for Expenses.To the extent that an agent of the Corporation has been successful on the merits in defense of any proceeding referred to in Sections 5.2 or 5.3 or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

5.5    Determining Satisfaction of Standard of Conduct.Except as provided in Section 5.4, any indemnification under this Article 5 shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Sections 5.2 or 5.3, by any of the following:

    5.5.1    A majority vote of a quorum consisting of directors who are not parties to such proceeding.

    5.5.2    If such a quorum of directors is not obtainable, by independent counsel in a written opinion.

    5.5.3    Approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon.

    5.5.4    The court in which such proceeding is or was pending upon application made by the Corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the Corporation.

5.6    Advancement of Expenses.Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount, if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this Article 5.

5.7    Nonexclusive Right to Indemnification.The indemnification provided by this Article 5 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity, while holding such office, to the extent such additional rights to indemnification are authorized in the articles of incorporation of the Corporation. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of the person. Nothing contained in this Article 5 shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

5.8    Conflict With Articles, Bylaws or Condition of Settlement.No indemnification or advance shall be made under this Article 5, except as provided in Section 5.4 or 5.5, in any circumstance where it appears:

    5.8.1    That it would be inconsistent with a provision of the articles of incorporation, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

    5.8.2    That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

5.9    Power to Maintain Insurance.The Corporation shall have power to purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of this Article 5. The fact that the Corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this Section 5.9 inapplicable if either of the following conditions are satisfied: (a) if authorized in the articles of the Corporation, any policy issued is limited to the extent provided by Section 7-109-109 of the Colorado Business Corporation Act; or (b)(i) the company issuing the insurance policy is organized, licensed and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (ii) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the Corporation, and (iii) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

5.10    Fiduciary of Employee Benefit Plan.This Article 5 does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of the Corporation. The Corporation shall have power to indemnify such a trustee, investment manager or other fiduciary to the extent permitted by Section 7-109-107 of the Colorado Business Corporation.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number  Description
4.1             2005 Stock Incentive Plan
5.1             Opinion of The Baum Law Firm re: legality of shares
23.1           Consent of The Baum Law Firm (filed as Exhibit 5.1 herein)
23.2           Consent of Cordovano and Honeck, P.C.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, CA October 13, 2005.

VOS International, Inc.

/s/ Allan J. Ligi

Allan J. Ligi
President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                Title          Date

/s/ Allan J. Ligi              President, Director        October 13, 2005
By: Allan J. Ligi

/s/ Richard B. Matulich         Chief Operations Officer, Director          October 13, 2005
By: Richard B. Matulich

/s/ Donald A. Nunn          Corporate Secretary, Director               October 13, 2005
By: Donald A. Nunn
Its: Director

/s/ Dennis Lavorgna          Chief Financial Officer, Director           October 13, 2005
By: Dennis Lavorgna